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                                                                   Exhibit 10(c)

                       Vedder, Price, Kaufman & Kammholz
                           222 North LaSalle Street
                            Chicago, Illinois 60602
                                (312) 609-7500

Nuveen Investment Trust                              May 28, 1998
333 West Wacker Drive
Chicago, Illinois 60606-1286

     Re:  Nuveen Investment Trust
          Post-Effective Amendment No. 12
          to Registration Statement on Form N-1A
          Nuveen European Value Fund

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form N-1A (as proposed to be amended, the "Registration Statement") under the Securities Act of 1933 being filed by Nuveen Investment Trust (the "Fund") in connection with the proposed public offering of an indefinite number of shares of beneficial interest--Class A Common Shares, par value $.01 per share (the "Class A Shares"), Class B Common Shares, par value $.01 per share (the "Class B Shares"), Class C Common Shares, par value $.01 per share (the "Class C Shares") and Class R Common Shares, par value $.01 per share (the "Class R Shares", such Class A Shares, Class B Shares, Class C Shares and Class R Shares referred to collectively herein as the "Shares"), as described in the Registration Statement, in one new authorized series, Nuveen European Value Fund (the "New Series").

     We have examined such business trust records, certificates, and other documents, and have made such other factual and legal investigations as we have deemed necessary and appropriate for the purpose of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of the originals of such latter documents. Insofar as this opinion pertains to matters governed by the laws of the Commonwealth of Massachusetts, we are relying, with your consent, upon the opinion of Bingham Dana LLP dated May 28, 1998, which opinion is satisfactory in substance and form to us.

     Based upon the foregoing, it is our opinion:

     (1) The Fund is a Massachusetts business trust duly organized and existing under the laws of the Commonwealth of Massachusetts; and

     (2) Upon the issuance of the Shares in accordance with the Fund's Declaration of Trust, Designation of Classes, Designation of Series, and By-laws, and the receipt by the New Series of a purchase price not less than the net asset value per Share, the Shares will be legally issued and outstanding, fully paid, and non-assessable, except that, as set forth in the Registration Statement, shareholders of the New Series may under certain circumstances be held personally liable for its obligations.

     We hereby consent to the filing of this opinion as Exhibit 10(c) to the Registration Statement and to the reference to our name in the Registration Statement under the heading "Legal Opinions."

                                       Respectfully submitted,


                                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ

CAS
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